GraphOn Offers Guidance for Third Quarter Revenue
Conference Call Scheduled for 4:30 p.m. EDT October 4, 2001

MORGAN HILL, CA, USA - October 4, 2001 - GraphOn(R) Corporation (Nasdaq: GOJO) (http://www.GraphOn.com) today announced it would not meet its projected third quarter revenue, citing the World Trade Center and Pentagon attacks as instrumental in delaying many end of quarter deals. Focusing on long-term profitability, the company took steps to achieve its plan to be EBITDA positive in the fourth quarter of 2001 by cutting costs through the reduction of staff by 30%, lowered management compensation.

In the typical pattern for the software industry, GraphOn has consistently closed most of its business in the final weeks of the quarter. While the third quarter was on track to meet previous company guidance, the September 11 disaster abruptly delayed or in some cases entirely interrupted ongoing sales efforts and contract negotiations. GraphOn's revenue in the third quarter was approximately $1 million, which is approximately 30% of previously provided guidance. The company said that while it believes many of the delayed opportunities may close in the fourth quarter, some potential customers have suffered irreparable hardships as a result of September's terrorist acts.

"Though the tragic events of September 11 intensified an already weakened software economy, GraphOn intends to remain focused on our goal of being EBITDA positive in the fourth quarter of 2001," said GraphOn CEO and President, Walt Keller. "We expect that this setback is only temporary and we intend to recapture as many of these sales opportunities as possible in the fourth quarter while continuing our planned expansion into new markets, further supplementing our current revenue plan. Our cash position remains healthy and our commitment and confidence going forward is as strongly felt as ever."

GraphOn's offices in Concord, New Hampshire, Bellevue, Washington and company headquarters in Morgan Hill, California, continue to operate as before with engineering focused in New Hampshire and Washington and sales, marketing and administration headquartered in Silicon Valley.

In conjunction with this release, the company will provide an investor update at 1:30 pm PST (4:30 pm EST) on Thursday, October 4 hosted by GraphOn President and Chief Executive Officer Walt Keller, and Chief Financial Officer Bill Swain.

The conference call can be accessed by dialing 877-591-1124 ten minutes prior to the call and asking for the GraphOn conference call, passcode "GRAPHON." International participants may dial 706-634-1116. To listen to the conference call on the web, go to (registration is required):
http://asp01sea.activate.net/intercall/graphon/registration/default.asp

About GraphOn Corporation
GraphOn's award-winning software allows any display device to run Windows(R), UNIX(R), or Linux(R) applications over any type of connection, including low-bandwidth, dial-up, and wireless. GraphOn's products instantly web enable applications without any software modification, offering organizations of all types a high performance, cost effective way to bring their applications to the web world - TODAY. GraphOn, which markets its solutions directly to the enterprise or through OEM licenses, independent software vendors (ISVs), application service providers (ASPs), value-added resellers (VARs) and systems integrators, is headquartered in Silicon Valley and is traded on the Nasdaq under the ticker GOJO (Nasdaq:GOJO). For more information, please visit the company's web site at http://www.GraphOn.com.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.